Exhibit 99.1

November 13, 2018

HollyFrontier to Acquire Sonneborn

DALLAS—(BUSINESS WIRE)—HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) today announced that its subsidiary has entered into a definitive agreement to acquire Sonneborn US Holdings Inc. and Sonneborn Coöperatief U.A. (collectively “Sonneborn”) for $655 million, including working capital with an estimated value of $72 million. HollyFrontier expects to fund the transaction with cash on hand, and anticipates the acquisition will be immediately accretive to HollyFrontier’s earnings per share, cash flow and EBITDA margins.

For more than 100 years, Sonneborn has been setting global industry standards by offering specialty products as one of the world’s largest dedicated suppliers of white oils, petrolatums and waxes. Many of the largest personal care, cosmetic, pharmaceutical and food processing companies use Sonneborn’s products. With manufacturing facilities in North America and Europe, Sonneborn is a leading specialty hydrocarbon producer that offers this global reach combined with expertise and depth of experience.

With the addition of Sonneborn, HollyFrontier, itself, will become a leading global supplier of specialty products. Sonneborn’s strong brand recognition and diversified portfolio of products will complement HollyFrontier’s existing lubricants and specialty products business. Sonneborn has generated approximately $66 million of EBITDA over the 12-month period ended July 2018, representing an EBITDA margin of 18%. This acquisition will advance HollyFrontier’s downward integration strategy into high margin specialty products and significantly grow the Rack Forward business segment. Sonneborn strengthens HollyFrontier’s global footprint by increasing processing and blending capabilities in North America and Europe and expanding the global sales organization and distribution network. HollyFrontier has identified $20 million in potential annual synergies, including logistics and operations cost savings.

George Damiris, President and CEO of HollyFrontier, commented, “We are pleased to announce the acquisition of Sonneborn, with its strong global presence and quality portfolio of finished lubricants and specialty products. This transaction demonstrates our continued commitment to the finished lubricants business and is expected to bring outstanding value to our shareholders and to the customers and employees at both companies.”

This transaction is subject to customary closing conditions and is expected to close in 2019.

HollyFrontier was represented by Morgan Lewis & Bockius LLP and Wachtell, Lipton, Rosen & Katz on this transaction. Goldman Sachs & Co. LLC acted as exclusive financial advisor to HollyFrontier on this transaction.

HollyFrontier has scheduled a conference call to discuss the acquisition on November 13, 2018 at 8:30 a.m. Eastern time.

The participant dial in number is (855) 331-9676 and conference ID is 5790599.

The conference call may be accessed by webcast at: https://78449.themediaframe.com/dataconf/productusers/hfc/mediaframe/27535/indexl.html

About HollyFrontier Corporation:

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 57% interest and a non-economic general partner interest in Holly Energy Partners, L.P.

HFC Forward-Looking Statement:

The statements contained herein relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	our failure to successfully close the transactions with Sonneborn, or, once closed, integrate the operation of Sonneborn with our existing operations;

•	failure to receive required government approvals to close the Sonneborn acquisition;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum or lubricant products in HollyFrontier’s and Sonneborn’s markets;

•	the demand for and supply of crude oil, refined products and lubricant products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of financing to HollyFrontier;

•	the effectiveness of HollyFrontier’s capital investments and marketing strategies;

•	HollyFrontier’s efficiency in carrying out construction projects;

•	the ability of HollyFrontier to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier’s Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, HollyFrontier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HollyFrontier Corporation

Craig Biery, 214-954-6510

Director, Investor Relations

or

Jared Harding, 214-954-6510

Investor Relations